DENTSPLY INTERNATIONAL INC.

                            Moderator: Gary Kunkle
                               January 28, 2004
                                  7:30 am CT


Operator:    Good  morning.  My name is (Sandra) and I will be your  conference facilitator today. At this time I would like to welcome everyone to the Fourth Quarter conference call.

             All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone key pad. If you would like to withdraw your question press the pound key.

             Thank you. I would now like to turn the call over to Mr. Gary Kunkle, Vice Chairman and Chief Executive Officer. Please go ahead sir.

Gary Kunkle: Thank you  (Sandra).  Good  morning  and thank you for joining the
             DENTSPLY Fourth Quarter conference call. My name is Gary Kunkle and I am the Vice Chairman and Chief Executive Officer.

             Also with me today are Tom Whiting, our President and Chief Operating Officer, and Bret Wise, Senior Vice President and Chief Financial Officer.

             Our review today will begin with some overview comments from me regarding the fourth quarter results and overall business. Bret will then go through a more detailed review of the P&L and the balance sheets. And finally we'll all be pleased to answer any questions that you may have.

             Before starting I do need to read our Safe Harbor Statements. In accordance with the rules of the Securities & Exchange Commission, information discussed during this conference call -- including the question and answer session -- will be part of an 8-K filing that will be made by the company after the call.

             To the extent that during this conference call any non-GAAP financial items are discussed the additional information required by the SEC about such non-GAAP matters will be available through our website by going to dentsply.com then going to the Investor Relations section and clicking on the SEC Filing link which will then provide access to the 8-K filed for this conference call and further information about any other non-GAAP items.

             The conference call may include forward-looking statements and as such are made in accordance with the Safe Harbor provisions of the Security Litigation Reform Act.

             Forward-looking statements involve risks and uncertainties which could materially affect the company's business and should be considered in conjunction with the risk factors and uncertainties described in the Company's most recent annual report on Form 10-K.

             By now each of you should have received a copy of our fourth quarter earnings announcement that we released yesterday after the market close. I'm pleased to report that DENTSPLY had another record setting performance in 2003.

             Our reported sales from continuing operations during the fourth quarter were $429.7 million. These sales are net of our announced discontinued operations. They represent an increase of 11.9% over the comparative previous year quarter. That would be 11.4% ex-precious metals.

             Diluted earnings per share were 62 cents, an increase of 17% versus the fourth quarter in 2002.

             The 11.4% sales gain for the quarter  broke out as follows -- base
             business  3.9%,   foreign   exchange  7.5%,  and  no  impact  from
             acquisitions or divestitures.

             The geographic base business growth for the quarter was as follows -- the United States was 1.4%; Europe was 8.7%; Asia was 4.9%; Latin America was -2.1%; and the rest of the world was -2.3%.

             While 1.4% reported internal growth in the United States was below our expectations, there are unique circumstances exclusive to the fourth quarter influencing this reported growth and quite frankly masking some very positive trends for the business as we enter 2004. Those circumstances are as follows.

             First of all as we look at our business going forward it is almost exclusively consumables and small equipment. You can further break that down into consumables and small equipment for dental laboratories and consumables and small equipment for dental offices.

             We've stated all year that while visits to the dentist office continue to be robust the laboratory business or the higher end restorations, if you will, have been impacted by the economy and have been relatively flat all year.

             During the fourth quarter, however, we had a double digit increase in crown and bridge materials indicating a renewed interest in the lab based restoratives. This happens to be the category in which we report Cercon consumables.

             The small equipment segment of this category has been flat all year as dental labs have been hesitant to make additional investments in equipment until they see some evidence in the marketplace of renewed interest in activity.

             Our small equipment business for labs was negative by $2.5 million in the fourth quarter which is really a traditionally high volume period for equipment.

             This negative growth in small equipment masks a positive trend in the materials segment. We do believe that the laboratory consumables will continue to increase throughout 2004. And along with this will also bring about a renewed confidence to purchase additional small equipment in the future.

             Secondly our consumables that are sold to dentists in the United States are sold both direct by DENTSPLY or through distribution really depending on the particular product or specialty.

             Our direct business to the dentists -- primarily specialty businesses -- had double digit growth for the quarter while our sales to distributors for products sold to dentists were negative versus the comparative period.

             Each month our distributors provide us with the sales of our products that they make to the dentists. Through September of 2003 our sales to distributors and their sales of our products to dentists have shown similar increases year on year. This is really saying that what they're buying in they are in turn selling out.

             During the fourth quarter distributor sales of our products to dentists increased sharply while our sales to distributors -- their purchases -- for the same products declined. This obviously represented an inventory adjustment for the period.

             For distributors to have maintained the same balance between their sales of our products and their purchases of those same products as has been the case all year they would've had to have purchased another $5 million in the fourth quarter.

             This apparent adjustment in inventory masks a very positive improvement in the sales to dentists, one in which is a positive trend as we enter 2004.

             And finally earlier this year we had announced that several new products would be released during the fourth quarter. Two of the largest among those planned were not released. And one was released in the final week of December.

             Those were the SmartLite IQ -- which is our new LED curing light that was released the last week of December and Estylus our exciting new electric hand piece which is now scheduled for release this quarter -- the first quarter of '04 -- and Quixfil which is a posterior restorative that had a very successful introduction in Europe in 2003 and now is scheduled to receive FDA approval shortly for a U.S. launch this quarter.

             While the sales for these products were not realized in the fourth quarter of '03 they remain as exciting new products for the future and all are expected to be launched by the end of the first quarter of '04.

             As I mentioned in the beginning we are pleased with the trends that we saw in the fourth quarter in both lab and dental consumables. In the absence of the unusual circumstances in the fourth quarter that I described our internal growth would've been between 5% and 6% in the U.S. and worldwide.

             Moving onto Europe we had very strong growth of 8.7% for the quarter particularly in the United Kingdom, France, and Germany. Consumables did well across Europe. This also included an improvement for the quarter in laboratory consumables which was encouraging to see as we enter 2004.

             As I mentioned earlier, Asia had a base business growth of 4.9%. This was really led by strong performances in Korea, Taiwan, and China. And while there are still some isolated concerns over SARS their businesses seem to be recovering.

             Latin America was -4.4%. This region just continues to be challenged both economically and politically. However in spite of the negative growth I'm confident that we are outperforming this depressed market.

             Recently both Brazil and Mexico have reported improvements in industrial growth. And both countries project economic improvements in 2004. So there is a positive outlook as we move forward.

             The rest of the world really - decent performance in Australia which was offset by a continued weakness in the Middle East and a mediocre performance in other areas of the world.

             Some other items of interest - we announced last quarter that we would be divesting the Gendex dental x-ray business. That transaction has proceeded as planned and is expected to close this quarter.

             We also recently announced to the customers involved that we would be discontinuing our dental needle business. The revenues from this business are approximately $5.5 million.

             This business generates virtually no income and will require considerable investment to make it a profitable business. And for these reasons we've chosen to discontinue this operation and exit the dental needle business.

             We announced previously that DENTSPLY received approval from the FDA for Oraqix our new non-injectable dental anesthetic for scaling and root planing.

             The anesthetic is delivered to the site without the use of a needle and anesthetizes the site within 30 seconds for a period of approximately 20 minutes. This really is sufficient time for the procedure and it allows the patient to have a normal feeling return shortly thereafter.

             We think Oraqix will just be a significant benefit to the millions of patients who currently receive this procedure.

             We have begun development of the manufacturing molds and the other related equipment in preparation for production. And following the manufacturing validation the launch of Oraqix is expected in the second half of the year in the United States.

             Regulatory approval has been granted in Sweden. They will serve as the reference member state in Europe for the product. And additional approvals are expected throughout Europe during the year determining our launch schedules in Europe.

             This product is an enormous win for everyone -- the patient, the dentist, and DENTSPLY.

             Our new anesthetic plant in Chicago is progressing well. We've conducted our stability runs for certain non-U.S. markets and expect the first results of those stability studies in April. We will then provide submissions for those markets as these studies are complete. These markets are Australia, the U.K., Ireland, and New Zealand.

             We expect to receive approvals during the third quarter and begin supplying product to these countries before year end. Activities for North America and Asia are underway with submissions scheduled for the third quarter.

             All  aspects of this  project -- the  validations,  the  stability
             studies,    the   submission    preparation,    the   construction
             requirements -- continue to proceed as scheduled and on budget.

             We announced during our third quarter conference call that we would be taking over the management of our European distribution center and moving it from Nijmegen, The Netherlands to Radolfzell, Germany. That transition commenced in December. It's on schedule and will be completed this quarter.

             We initially said that we would be building approximately $8.5 million in inventory to support this move. We have been able to do this with less than half that amount. And most importantly this move has been transparent to the customer.

             We also announced in the fourth quarter that we would consolidate our three U.S. laboratory businesses -- Trubyte, Austenal, and Ceramco. The strategic intent of this is to create an organization that would have sufficient critical mass to provide more focus on their customer - their common customer -- the dental lab -- to direct the combined R&D groups towards a synergized strategy. And really to be one face to their customer through combined service and support organizations.

             This consolidation is actually ahead of schedule and will be completed and functional during the second quarter of this year. While the primary purposes of this consolidation are to improve our ability to serve our customers and accelerate the growth of these combined businesses, when it's fully implemented it will yield an annual synergy savings of approximately $1.5 million annually.

             With respect to new products, our new product pipeline is in excellent shape. The obvious products scheduled for release early in the year are Estylus our new electric hand piece and Quixfil our new posterior restorative. There are many many more scheduled throughout the year that will be announced as they're rolled out.

             Also our new Office of Advanced Technology has been very active. This is the organization that was created to focus on the pursuit of technologies outside of dentistry that may have dental applications. And while this is a longer term strategy we're excited about the opportunities it can bring to dentistry and to DENTSPLY stockholders.

             Just some comments on 2004 expectations. We expect that revenues to grow 5% to 6% internally and for earnings per share to be between $2.25 and $2.30. I'd like to give you some background information on how we set these expectations.

             Independent market research -- which tracks sales to dentists in the United States -- has shown that consumable sales to dentists had a 4.2% increase in the first quarter of 2003. And it really has shown a gradual increase during the year.

             And while we don't have the data for the fourth quarter the trend suggests that it would be around 5% in the fourth quarter.

             Consumable sales to dental labs has been virtually flat most of the year with some indicators of improvement in the third quarter. And as I previously said the fourth quarter showed an increase at least for us in material sales offset by a decrease in small equipment.

             We believe the material sales is a strong indicator of recovery of the lab business. And this should continue throughout 2004 with a corresponding return of small equipment sales.

             Our expectations are based on these two growing trends and represent an average growth for the entire year of 5% to 6%. This of course means that we expect our performance to improve throughout the year finishing the year above this average.

             Our earnings expectations of $2.25 to $2.30 a share include approximately $5 million of start up costs for our new anesthetic plants and an increase of approximately $8 million in R&D spending to fund our ongoing research and the addition of the new Office of Advanced Technology.

             That concludes my remarks. And I would now like to turn it over to Bret Wise for his financial review and comments.

Bret Wise:   Thank  you  Gary.  And  good  morning  everyone.   Thank  you  for
             joining   us  on  our  year  end  call.   I'd  like  to  start  by
             highlighting some items in the P&L for the fourth quarter, touch a bit on cash flow in the fourth quarter and for the year, and then also cover briefly the P&L for the full year.

             So starting with the income statement as Gary mentioned and as we announced in December we have entered into an agreement to sell our Gendex equipment business. And we expect that transaction will close in the first quarter of 2004.

             Accordingly beginning this quarter we'll be treating the Gendex business as a discontinued operation and reporting it net of tax on one line item after earnings from continuing operations.

             In addition as Gary mentioned we did announce to the customers that were impacted that we were discontinuing production of our dental needle line at the end of the first quarter of 2004.

             We've also commenced accounting for that business and although it's relatively small -- around $5.5 million of annual revenue -- as a discontinued operation beginning with this reporting period.

             All the sales for both Gendex and the needle business are no longer reported in the sales line from continuing operations. And accordingly we've restated all the prior periods in the release to remove the sales from those operating units so that you have an apples to apples comparison going forward.

             Now beginning with the results from continuing operations and building on Gary's comments sales for the fourth quarter from continuing operations grew 11.9% to $429.7 million. Again that's a record for the quarter.

             Excluding precious metal content revenues grew 11.4% during the quarter including the heavy influence from currency of 7.5% and internal growth of 3.9%.

             Gross margins excluding precious metals were 56.1% for the fourth quarter compared to 57.3% for the prior period. For the full year gross margins excluding precious metal content were 56.6% compared to 57.2% for the full year of 2002.

             The lower gross margins in '03 are primarily driven by mix including the impact of geographic mix changes and what they have on our overall sales mix.

             As Gary pointed out earlier our internal growth has been very strong in Europe and this combined with the significant change in currency translation has resulted in our non-U.S. sales becoming a much larger portion of the Company overall compared to a year ago.

             Overall our gross margins are the highest in the United States and thus as the geographic mix changes due to either faster internal growth outside the U.S. or the significant weakening of the U.S. dollar we do experience a slight decline in margins.

             Over the past two years our gross margin still has improved very significantly. Since 2001 gross margins have improved approximately 200 basis points. Our target is to improve margins by 50 basis points per year over the long term so we're well ahead of that target over the past several years.

             SG&A for the quarter was 35.2% of sales excluding metal, down from 35.9% in the prior year or approximately a 70 basis point improvement.

             In the quarter we recorded restructuring and other charges of $3.7 million pre-tax. The largest portion of this was the impairment charge related to certain investments made in emerging technologies that we no longer view as recoverable.

             In addition as announced in December we're consolidating our U.S. lab business and this quarter we recorded a portion of the cost to complete that consolidation.

             Based on restructuring activities that we've undertaken to date we do expect to incur additional costs to complete the consolidation of the U.S. lab business of approximately $2.5 to $3 million in 2004. These costs cannot be accrued until incurred thus we'll record those additional charges in 2004.

             Below the line net interest and other expense was $1.7 million this quarter compared to $10.7 million in the prior year quarter. In the current quarter we realized and recognized a $5.8 million pre-tax gain on the sale of our interest in PracticeWorks.

             In the fourth quarter of 2002 we had a loss on the mark to market of our interest in PracticeWorks warrants of $2.3 million. So year over year we had an $8.1 million pre-tax swing in the gain/loss on this investment.

             On a cash flow basis we did collect the approximately $23.5 million of proceeds on our sale of the interest in PracticeWorks in the fourth quarter.

             The tax rate on our earnings from continuing operations was 32.5% for the year down slightly from 32.6% in the prior year fourth quarter. Earnings from continuing operations were $48.7 million, up 19.4% compared to the prior year. And EPS from continuing operations was 60 cents, up 17.6% from the prior year fourth quarter.

             Below the results from continuing operations we have reported the operating results of the discontinued operations which of course includes Gendex and the needle business we referred to earlier.

             Earnings  in the  current  quarter  were $1.7  million  net of tax compared to $1.5 million net of tax for the fourth quarter of 2002 for those two businesses. The current quarter amount does include a $1.6 million pre-tax charge or about a million dollars after tax, restructuring related charges connected to the decision to discontinue the needle business that we mentioned earlier.

             Absent this charge the needle business is basically neutral to earnings. And again we do expect to dispose of both of these businesses early in 2004.

             So in total we earned 62 cents for the quarter compared to 53 cents in the prior year fourth quarter or an increase of 17%. One way to look at this is the total earnings in the 2003 fourth quarter included $5.8 million pre-tax gain on the sales of PracticeWorks and total pre-tax restructuring charges of $5.3 million including the $1.6 million that's included in discontinued operations.

             So excluding these items earnings per share for the quarter would've been about a half million lower or about a half a cent per share lower than we reported.

             Just a couple comments on cash flow. This quarter we continued to experience the very strong cash flow that we've seen all year. For the quarter we generated operating cash flow of approximately $91 million bringing the total for the year to approximately $258 million. This is a 50% increase for the year over the prior year and a clear record for the company.

             In the current quarter our cash balances grew by $73 million. Again that's driven by our operating cash flows.

             Outside  of  operating   cash  flows   related  to  financing  and
             investing activities in the current quarter, we also repaid approximately $22 million of debt.

             The Degussa arbitration which we've mentioned on previous calls was also settled in the quarter. And we paid Degussa approximately $10 million during the fourth quarter. This is the final payment on the Degussa Dental transaction.

             From a source of cash perspective we also received as mentioned earlier approximately $23.5 million upon the closing of the PracticeWorks transaction.

             Inventory days stood at 93 at the end of the year versus 100 at the end of September and also 100 at the end of the 2002. Receivable days stood at 50 at the end of 2003 versus 56 at the end of September and 49 at the end of 2002.

             CAPEX was $23 million in the quarter and $78 million for the year. Looking forward, sources and uses of cash in the near term include $16 million that we have - today we have actually paid to Astra Zeneca in January. That's following the approval by the FDA of the Oraqix application.

             And of course we anticipate collecting $102.5 million upon the closing of our sale of the Gendex equipment business. And again we anticipate that in the first quarter of 2004.

             Also as mentioned in December - or as announced in December the board of directors has authorized a repurchase of up to 1 million shares of DENTSPLY stock. To date we have not purchased any shares under that authorization.

             From a capital perspective at the end of the quarter we had total debt balances of $812 million including $22 million that's included in current liabilities. We also had cash balances of $164 million and the value of our derivative contracts related to our debt which is reported as an asset of $63 million.

             So on a net debt basis, debt less cash less the value of those derivatives we had net debt of $585 million. We started the year at $699 million under this same net debt measure so as you can see we've had a substantial reduction in the leverage that's on our balance sheet during the year.

             As a percentage of total capital our net debt now stands at 34% versus 46% if measured on a comparable net debt basis at the end of 2002.

             Last thing on capital we're very pleased this month to see that Standard & Poors upgraded the outlook on our BBB+ rating to stable.

             Looking at the full year results sales growth for all of 2003 increased 10.8% as reported and 11% excluding precious metals. Excluding the precious metals internal growth was 4.5% and currency added 6.6%. Net divestiture actually reduced sales by .1%.

             Operating margins for the full year were 19.6% excluding precious metals compared to 20.3% for all of 2002. The margins in 2003 do reflect $3.7 million restructuring charges which was mentioned earlier. While margins for 2002 actually reflect $2.7 million of restructuring type gains which accounted for most of the change in the operating margins on a year over year basis.

             Interest and other expense in 2003 was $16.8 million compared to $35.4 million in 2002. The 2003 amount includes the total of $7.4 million in gains related to PracticeWorks including the mark to market on the warrants throughout the year. And 2002 included $2.6 million of losses related to PracticeWorks.

             In addition in 2002 we had a $3.5 million loss on currency exchange versus a small gain in 2003. The tax rate for continuing operations for the full year of '03 was 32.4%, down a half a point from 32.9% in 2002.

             Net earnings from continuing operations was $169.9 million in 2003, an 18.2% increase over the prior year. And earnings per share from continuing operations was $2.11 compared to $1.80 in 2002.

             The current year's earnings from continuing operations include the non-recurring gains on PracticeWorks that we mentioned which is about 6 cents a share. And also the restructuring charges previously mentioned of about 3 cents a share after tax. So operationally the earnings from continuing operations was about $2.08 per share for this year.

             Income from discontinued operations was 5 cents per share in both 2003 and 2002. And total net income for 2003 was $174.2 million. That's up 17.7%. And earnings per share were $2.16 per share, up 16.7% over 2002.

             The $2.16 for the current year includes again 6 cents per share benefit from PracticeWorks and in total about 4 cents per share in restructuring and impairment charges including the restructuring charges included in discontinued operations.

             So net of these items earnings per share were $2.14 for the year and that compares to the estimates that were in place at the beginning of the year of $2.04 to $2.07.

             Again we're very pleased to report these record setting results for both the fourth quarter and the full year.

             And we'd like to thank you for your continuing interest in DENTSPLY. And we'd like to take any questions you have at this time. Thank you.

Operator:    At this  time I would  like to remind  everyone  in order to ask a question please press star then the number 1 on your telephone key pad. We will pause for just a moment to compile the Q&A roster.

             Your first question comes from the line of Dax Vlassis with Gates Capital.

Dax Vlassis: Yes I was  wondering  was any debt  reclassified  to held for sale from what you had on your debt balances at the end of the 9/03Q?

Bret Wise:   No Dax.  This is Bret Wise.  There was no debt  attributed  to the discontinued operations. The changes we had in debt during the quarter were we actually repaid about $22 million of debt.

             And then we also reclassified out of long term debt to current debt about $22 million of - it's actually Japanese yen debt that becomes due at the end of '04.

Dax Vlassis: So the $22 million is all that's in current  liabilities as far as short term debt and the current portion long term debt?

Bret Wise:   That's correct.

Dax Vlassis: Okay.  And then I was  wondering  what was your D&A for, you know, after reclassifying for this year and last year?

Bret Wise:   D&A for 2003 is about $48  million.  And last  year it would  have been about $44 million.

Dax Vlassis: And what do you expect it to be this coming year in 2004?

Bret Wise:   I  expect  it to be  slightly  higher  than  the  $48  million  so probably $48 to $50.

Dax Vlassis: Okay.  And what do you expect to spend on CAPEX in 2004?

Bret Wise:   Our target today is about $65 million.

Dax Vlassis: Sixty  five  million.  Okay.  And then the tax rate is it going to be similar to this year for 2004?

Bret Wise:   If there  are no  legislative  changes  then I think  the tax rate might trend down slightly - maybe a couple tenths of a point.

Dax Vlassis: Okay.  Thanks.

Operator:    Your  next  question  comes  from the  line of  Derrek  Leckow  of
             Barrington Research.

Derrek Leckow:  Thanks and good morning and  congratulations on a strong finish to the year.

Gary Kunkle: Thanks Derrek.

Derrek Leckow:  I just had a  question  for Bret.  On the sales  could you give us the sales results, you know, including the discontinued ops for the quarter? I know there's about $27.8 million in there in Q4 '02. I think my projections included those operations.

Bret Wise:   I have it for the year actually.

Derrek Leckow:  Okay that's fine.

Bret Wise:   I don't have it for the quarter but for the year the  discontinued
             ops had about $105 million in sales.

Derrek Leckow:  Okay.  Thanks.  That's  helpful.  And then Gary you're going to be developing a lot of cash on your balance sheet it looks like in the next couple of quarters. And I wondered if you could discuss your plans for acquisitions.

             Or are you going to be accelerating your pace of share buyback. I know you have a million authorized now. But it seems like with all the cash that's coming in here you'll probably have an opportunity to do that.

Gary Kunkle: Well the share  buyback  is  certainly  an  option.  But our first choice would be acquisitions. That's really how we can stimulate the growth of the business. And we're very actively looking at opportunities.

             Probably the most probable area would be an area that we're currently in - to expand market share and product categories where we might be light or to expand market share in geographies.

             If you're looking outside of areas that we are currently in we have talked a lot about this new Office of Advanced Technology. If we saw a technology that we were excited about that had a dental application and it required an equity position we would consider that.

             In the absence of an acquisition opportunity we would certainly look at repurchase of stock.

Derrek Leckow:  So  that'd  be the  most  logical  choice  then.  So the  first choice would be acquisition. The second choice share buyback. And perhaps third choice would be increasing the dividend? Would that be an option also?

Gary Kunkle: I don't  think  so. I think we  probably  would  look at - and the share buyback and acquisition might not be either or, it might be both.

Derrek Leckow:  Okay.  Great.  Thanks a lot.

Operator:    Your next  question  comes from the line of Suey Wong of Robert W.
             Baird.

Suey Wong:   Thank you.  Gary you  mentioned  that  you're  looking for general growth to accelerate to the 5% to 6% range.

Gary Kunkle: Right.

Suey Wong:   You've  given a number  of  factors.  Which of those do you  think are the most important to see your general growth accelerate?

Gary Kunkle: Well the one that's  most  important  is the one that has been our platform for growth all along, in this, innovation. New products are what drive customers to make change. And that is a primary platform.

             If you're specifically at '04 there's certainly some things that are going to drive innovation for that year - or excuse me drive growth for that year. One of which is that we've seen indicators in the fourth quarter of a pick up in consumables as I had described in my comments. And I believe that's a carry-foward into 2004.

             And secondly if you look at some of the other markets like Latin America and Asia which have pretty much been depressed all year we see a turn around in the fourth quarter and we think that'll continue through '04.

Suey Wong:   What's your outlook here for growth in the lab market in '04?

Gary Kunkle: Excuse me?

Suey Wong:   The outlook for growth in the lab market in '04.

Gary Kunkle: Well  that's  really  hard to predict  Suey  because we don't have data on lab like we do on dental consumables. It's an important part because ex-precious metals it's about 23% of our business.

             But we did see the crown and bridge materials have a double digit growth in the fourth quarter. If we can just get the equipment piece to at least be neutral then I expect you can see the lab piece moving to mid to high single digits.

Suey Wong:   Okay.  Also  you  talked  about  distributor  rebalancing.  Do you think that's over now?

Gary Kunkle: I sure  hope  so.  It  was a real  surprise.  We  had  gotten  the information for October, November, and December for what they had sold out the door and compared it to the quarter and it was an absolute $5 million swing.

             I don't - of course they have always had an ongoing desire to reduce inventory as they should. But we just have never seen it of that magnitude within a short period of time. I don't expect to see that - at least that much within a short period of time in the future.

Suey Wong:   Gary one last question  here.  How are current  January trends for the lab consumables area and also current distributor ordering?

Gary Kunkle: You know,  the lab trends are strictly  anecdotal  Suey. I mean we hear that the trend that we saw in the fourth quarter is continuing. And quite frankly looking at January it's hard to determine the trend in 2-1/2 weeks. But we don't see anything that's disappointing.

Suey Wong:   Was the feedback positive from the Dental Lab Show recently?

Gary Kunkle: Which one are you referring to?

Suey Wong:   The one that was just held in Las Vegas.

Gary Kunkle: Yes  we  had  a  good  showing   there.   And  we've  gotten  good
             feedback.  Cercon continues to be of high interest.

Suey Wong:   Okay.  Lastly the  distributor  ordering  for the month of January has that picked up some?

Gary Kunkle: Suey it's only 2-1/2 weeks.  I mean, it's just too early to tell.

Suey Wong:   All right.  Fair enough.  Thank you.

Operator:    Your  next  question  comes  from the line of Walter  Landauer  of
             Landauer Capital.

Walter Landauer:     Yes I  wanted  to see what  your  option  policy  is as to general guidance if you didn't have options granted that you would make an effort to match that with a share buyback. I have a couple of other questions.

Gary Kunkle: The options are 1 to 1.5  million.  And I'm sorry the  question on share buyback was?

Walter Landauer:     The question whether you pursue a policy of matching?

Gary Kunkle: No we do not. I mean our...

Walter Landauer:     You do not.

Gary Kunkle: No our  strategy  really on share  buyback  is  really  kind of an option that's there. If we have the cash available and we don't see a viable acquisition. Our preference would always be to invest in something that's going to grow the business.

Walter Landauer:     Right.  And in the  aggregate you say the number of shares that are - the options that you've granted were between 1 to 1.5 million shares. Is that right for last year?

Gary Kunkle: That's correct.

Walter Landauer:     I see.  I also  want to  know  whether  you are  expecting geographic growth in the China and India geographic areas to be substantial or just for this year versus last year.

Gary Kunkle: Well  historically in that area we've had double digit growth.  As you know the last 18 months or so has been depressed - primarily because of SARS. As I reported that business is up about 4.9% internally in the fourth quarter. And it's a positive trend.

             And as long as we don't get any surprises there's no reason why that shouldn't continue trending up to a point where it's back to its normal growth for us at least.

Walter Landauer:     The 4.9% is for - is  expected  for this year  versus last year from the China and India is that....

Gary Kunkle: No that was the reported growth for the fourth quarter.

Walter Landauer:     Oh Q4.  Actual growth.

Gary Kunkle: Right.

Walter Landauer:     Do you have any - can you give me some  feel  whether  you think the market share - domestic and foreign in the aggregate is expected to increase - the outlook is expected to increase.

Gary Kunkle: Well our  projections  should  we  achieve  a 5% to 6%  growth  on average in 2004 in the categories in which we are now in would represent a market share increase.

Walter Landauer:     I see.  And I think  that's  about it. In your most recent quarter that you reported the effect of SARS has risen or stayed about the same?

Gary Kunkle: Actually I'd say  probably  the  business  has  improved  from the impact was in the past.

Walter Landauer:     I  see.  So  the  Q4  shows  some   improvement  over  the
             preceding quarters as far as that effect is concerned.

Gary Kunkle: Thank you Walter.

Walter Landauer:     All right.  Thank you.

Operator:    Your  next  question  comes  from the line of  (Jason  Rogers)  of
             (Larger Great Lakes Review).

Greg Halter: Actually  it's Greg  Halter LJR Great Lakes  Review.  Bret can you
             comment on what your pension expense was for 2003 if you have that figure?

Bret Wise:   Greg I don't have that figure  yet.  I'll  probably  get that over the next couple of weeks. Obviously it's been recorded because the actuarial valuations were done. But I just don't have it at my fingertips.

             Last year in total pensions were $5.6 million. I don't expect that to change dramatically because we have very modest assumptions on asset returns. And discount rates did drop a little bit so that would have an impact. But it shouldn't be material.

Greg Halter: Okay.  And can you  provide a breakout in terms of  percentage  of your sales for each one of the geographic regions?

Bret Wise:   Balance?  Yeah  we can  give  you  some  idea  of  that.  This  is actually with precious metal.

Greg Halter: Okay.

Gary Kunkle: But to say it is with continuing operations.

Bret Wise:   Yeah continuing  operations with precious metals the United States was 44%; Europe was 37%; Asia was about 3-1/2%;  Latin America 4%;
             Japan 5%; and then the remainder is the rest of the world for 2002. United States was 42%, Europe 41%, Asia 3%, Latin America
             3%, Japan 5% for 2003.

Greg Halter: Okay.  And  last  question  is  will  you  be  providing  restated
             numbers for continuing operations for each one of the first three quarters of 2002 and 2003?

Bret Wise:   We will do that when we file our 10-K.  Yes we will do that.

Greg Halter: Okay.  Great.  Thank you.

Operator:    You have a follow up  question  from the line of (Dax  Vlassis) of
             Gates Capital.

Dax Vlassis: Just to  review  the - your  basically  non-core  activities.  You have the Oraqix payment of $16 million.  That happened in January?

Bret Wise:   Yeah that happened in January '04.

Dax Vlassis: Right.  And then you have the  proceeds  of the  Gendex  which you said is about $102 or $103?

Bret Wise:   Yeah  and  that's  also in - that's a  perspective  event  when it closes in '04.

Dax Vlassis: Right.  And that's the net number?

Bret Wise:   That's the gross proceeds.

Dax Vlassis: Gross  proceeds.   Okay.  And  then  accrued  cash   restructuring
             charges are about $12 to $15 million?

Bret Wise:   Yes.

Dex Vlassis:          Okay.  And that's it as far as non-core?

Bret Wise:   Correct.

Dax Vlassis: Okay.  And the total change in  principal  amount of your debt due to the change and the effects for the year?

Bret Wise:   For the year?  Yeah let me get that.

Dax Vlassis: What was the principal amount of that note?

Bret Wise:   Of which note?  The Eurobond?  It's 350 million euros.

Dax Vlassis: Right.

Bret Wise:   Let's see.

Dax Vlassis: That's all I have.

Bret Wise:   Yeah I can get you that  number.  The  effect of  currency  on our debt for the year. I can get you that number after the call. I don't seem to have it here with me.

Dax Vlassis: Okay.  Thanks.

Operator:    Again if you would like to ask a question  please  press star then the number 1 on your telephone key pad.

             Your next question comes from the line of Frank Pinkerton of Banc of America Securities.

Frank Pinkerton:     Hey  guys.  Actually  if I could  ask a  couple  questions around the inventory and the distribution channel. How do you go about tracking that? What are your goals as far as either, you know, day's sales or weeks of sales in the channel? And, you know, what are the procedures you use to try to regulate and keep that constant?

Gary Kunkle: First of all let me comment on the  inventory  because  we're very pleased with 93 but I have to tell you I don't think that's sustainable. As I said in the last call that we would end the year at 102. And of course within that was an $8.5 million build for the move of the warehouse. We used less than half of that build to move it which obviously reduced that inventory.

             The second initiative that was going on was we had a global initiative to reduce inventory at every location that began in the second quarter. We had seen a modest improvement in the third quarter and the fourth quarter was a very very sizable improvement which really contributed to it going down to 93 days.

             Having looked at how we got there finished goods are reduced entirely too much. I think it's going to compromise service. So I think moving forward you can expect that it's going to climb back up in the first and second quarters both to make sure we don't compromise service and to support new product build. And then we're going to target back in the mid-90s by the end of the year.

             To answer your question about procedure we have a target for our two distribution centers -- North American and Europe -- for each one of them annually with quarterly thresholds and they submit a plan as to how they're going to accomplish that.

             In each of our manufacturing locations that are supplying those warehouses we have a similar set up each year with a plan for their raw materials and their work in process as to how they're going to reduce that. And that is really how we get to these targeted reductions we've had year on year.

Frank Pinkerton:     Okay.  Thank you. I guess the second  line of  questioning here can you speak to prices increases? Are those usually things across the broader product line done at the beginning of the year. And what those look like in 2004?

Gary Kunkle: Actually  Frank  they're  done   throughout  the  year  and  those
             decisions are made at each of the individual locations based on their particular businesses.

Frank Pinkerton:     Thank you.

Operator:    You have a follow up  question  from the line  Walter  Landauer of
             Landauer Capital.

Walter Landauer:     Yes to what  extent do you  engage in  hedging  operations against currency and perhaps specifically on the precious metals?

Bret Wise:   Walter  this is Bret  Wise.  On  currency  we  hedge  when we have intercompany  cross  currency  exposures  that we can't  naturally
             hedge  by  either  another  cross   currency   exposure  or  by  a
             transaction.  We'll enter into hedges for that.

             We don't typically hedge the projected earnings of the foreign subsidiaries back to U.S. dollars however.

             With respect to metals because our metals are held on a consignment basis we have the capability of acquiring the metal at about the same that we price the sale of the metal to the customer. And thus we get - the sale of the metal is almost a pure pass-thru and there's no need for a hedge because we don't hold a long position in the precious metals.

Walter Landauer:     I see.  All  right.  One other  question  on the  precious metals I didn't jot down I think the effect that the precious metals operations had on earnings per share for the last year.

Gary Kunkle: We don't disclose product line type earnings Walter.

Walter Landauer:     I see.  Okay.  That's all.

Gary Kunkle: That's all.

Operator:    Thank you.  At this time there are no further questions.

Gary Kunkle: Well thank you all for  joining  us today.  And thank you for your support and your ongoing interest in DENTSPLY.

Operator:    Thank you. This  concludes  today's  conference  call. You may now disconnect.


END